Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Announces Fiscal Year 2021 Third Quarter Financial Results and Declares Fiscal Year 2021 Fourth Quarter Distribution of $0.29 Per Share

NEW YORK, NY, August 9, 2021 - Golub Capital BDC, Inc., a business development company (Nasdaq: GBDC), today announced its financial results for its third fiscal quarter ended June 30, 2021.

Except where the context suggests otherwise, the terms “we,” “us,” “our,” and “Company” refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. “GC Advisors” refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)
	June 30, 2021	March 31, 2021
Investment portfolio, at fair value	$4,439,547	$4,395,261
Total assets	$4,698,609	$4,605,288
Net asset value per share	$15.06	$14.86

	Quarter Ended
	June 30, 2021	March 31, 2021
Net investment income per share	$0.25	$0.24
Amortization of purchase premium per share	$0.04	$0.05
Adjusted net investment income per share[1]	$0.29	$0.29

Net realized/unrealized gain/(loss) per share	$0.24	$0.31
Reversal of realized / unrealized loss resulting from the amortization of the purchase premium per share	$(0.04)	$(0.05)
Adjusted net realized/unrealized gain/(loss) per share[1]	$0.20	$0.26

Earnings/(loss) per share	$0.49	$0.55
Adjusted earnings/(loss) per share[1]	$0.49	$0.55

Net asset value per share	$15.06	$14.86
Distributions paid per share	$0.29	$0.29

1     On September 16, 2019, the Company completed its acquisition of Golub Capital Investment Corporation ("GCIC"). The merger was accounted for under the asset acquisition method of accounting in accordance with Accounting Standards Codification 805-50, Business Combinations — Related Issues. Under asset acquisition accounting, where the consideration paid to GCIC’s stockholders exceeded the relative fair values of the assets acquired, the premium paid by the Company was allocated to the cost of the GCIC assets acquired by the Company pro-rata based on their relative fair value. Immediately following the acquisition of GCIC, the Company recorded its assets at their respective fair values and, as a result, the purchase premium allocated to the cost basis of the GCIC assets acquired was immediately recognized as unrealized depreciation on the Company's Consolidated Statement of Operations. The purchase premium allocated to investments in loan securities acquired from GCIC will amortize over the life of the loans through interest income with a corresponding reversal of the unrealized depreciation on such loans acquired through their ultimate disposition. The purchase premium allocated to investments in equity securities will not amortize over the life of the equity securities through interest income and, assuming no subsequent change to the fair value of the GCIC equity securities acquired and disposition of such equity securities at fair value, the Company will recognize a realized loss with a corresponding reversal of the unrealized depreciation upon disposition of the GCIC equity securities acquired.

As a supplement to U.S. generally accepted accounting principles (“GAAP”) financial measures, the Company is providing the following non-GAAP financial measures that it believes are useful for the reasons described below:
•“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – excludes the amortization of the purchase premium and the accrual for the capital gain incentive fee required under GAAP (including the portion of such accrual that is not payable under the Company's investment advisory agreement) from net investment income calculated in accordance with GAAP.
•“Adjusted Net Realized and Unrealized Gain/(Loss)” and “Adjusted Net Realized and Unrealized Gain/(Loss) Per Share” – excludes the unrealized loss resulting from the purchase premium write-down and the corresponding reversal of the unrealized loss from the amortization of the premium from the determination of realized and unrealized gain/(loss) in accordance with GAAP.
•“Adjusted Net Income/(Loss)” and “Adjusted Earnings/(Loss) Per Share” – calculates net income and earnings per share based on Adjusted Net Investment Income and Adjusted Net Realized and Unrealized Gain/(Loss). "Adjusted earnings per share" also excludes the impact of the retroactive adjustment to the weighted average shares calculation due to the bonus element of the rights offering and the resulting impact on earnings per share.
The Company believes that excluding the financial impact of the purchase premium write down in the above non-GAAP financial measures is useful for investors as it is a non-cash expense/loss resulting from the acquisition of GCIC and is one method the Company uses to measure its financial condition and results of operations. In addition, the Company believes excluding the accrual of the capital gain incentive fee in the above non-GAAP financial measures is useful as it includes the portion of such accrual that is not contractually payable under the terms of the Company’s investment advisory agreement with GC Advisors. Finally, the Company believes excluding the impact of the retroactive adjustment to the weighted average shares calculation due to the bonus element of the rights offering and the resulting impact on per share data is useful for investors as it presents per share financial data that is consistent with what was previously reported.

Exhibit 99.1

Third Fiscal Quarter 2021 Highlights

•Net investment income per share for the quarter ended June 30, 2021 was $0.25 as compared to $0.24 for the quarter ended March 31, 2021. Excluding $0.04 per share in purchase premium amortization from the GCIC acquisition, Adjusted Net Investment Income Per Share1 for the quarter ended June 30, 2021 was $0.29. This compares to Adjusted Net Investment Income Per Share1 of $0.29 for the quarter ended March 31, 2021 when excluding $0.05 per share in purchase premium amortization from the GCIC acquisition.
•Net realized and unrealized gain per share for the quarter ended June 30, 2021 was $0.24. Adjusted Net Realized and Unrealized Gain Per Share1 was $0.20 when excluding the $0.04 per share reversal of net realized loss and unrealized depreciation resulting from the amortization of the purchase premium. The Adjusted Net Realized and Unrealized Gain Per Share1 for the quarter ended June 30, 2021 primarily resulted from a continued reversal in unrealized depreciation in the fair value of some of our portfolio company investments that was recognized during the quarter ended March 31, 2020 primarily due to the adverse economic effects of the COVID-19 pandemic. The partial reversal in unrealized depreciation for the quarter ended June 30, 2021 was primarily attributable to portfolio companies that generally continued to perform well. Strong performance across the portfolio was reflected in our internal performance ratings that have largely returned to pre-COVID levels. For additional analysis, please refer to the Quarter Ended 06.30.21 Investor Presentation available on the Investor Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations. The Investor Presentation was also filed with the Securities and Exchange Commission as an Exhibit to a Form 8-K. These results compare to net realized and unrealized gain per share of $0.31 during the quarter ended March 31, 2021. Adjusted Net Realized and Unrealized Gain Per Share1 for the quarter ended March 31, 2021 was $0.26 when excluding the $0.05 per share reversal of net realized loss and unrealized loss resulting from the amortization of the purchase premium.
•Earnings per share for the quarter ended June 30, 2021 was $0.49 as compared to $0.55 for the quarter ended March 31, 2021. Adjusted Earnings Per Share1 for the quarter ended June 30, 2021 was $0.49 as compared to $0.55 for the quarter ended March 31, 2021.
•Net asset value per share increased to $15.06 at June 30, 2021 from $14.86 at March 31, 2021.
•On June 29, 2021, we paid a quarterly distribution of $0.29 per share and on August 6, 2021, our board of directors declared a quarterly distribution of $0.29 per share, which is payable on September 29, 2021 to stockholders of record as of September 8, 2021.

Portfolio and Investment Activities

As of June 30, 2021, the Company had investments in 275 portfolio companies with a total fair value of $4,439.5 million. This compares to the Company’s portfolio as of March 31, 2021, as of which date the Company had investments in 256 portfolio companies with a total fair value of $4,395.3 million. Investments in portfolio companies as of June 30, 2021 and March 31, 2021 consisted of the following:

	As of June 30, 2021		As of March 31, 2021
	Investments	Percentage of	Investments	Percentage of
	at Fair Value	Total	at Fair Value	Total
Investment Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$687,622	15.5%	$683,532	15.5%
One stop	3,563,521	80.3	3,567,140	81.2
Junior debt*	33,991	0.8	31,163	0.7
Equity	154,413	3.4	113,426	2.6
Total	$4,439,547	100.0%	$4,395,261	100.0%

*	Junior debt is comprised of subordinated debt and second lien loans.

Exhibit 99.1

The following table shows the asset mix of our new investment commitments for the three months ended June 30, 2021:

	For the three months ended June 30, 2021
	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$90,747	14.8%
One stop	491,901	80.0
Junior debt*	377	—
Equity	31,664	5.2
Total new investment commitments	$614,689	100.0%

*	Junior debt is comprised of subordinated debt and second lien loans. Percentage rounds to less than 0.1%.
Total investments in portfolio companies at fair value were $4,439.5 million at June 30, 2021. As of June 30, 2021, total assets were $4,698.6 million, net assets were $2,546.9 million and net asset value per share was $15.06.
Consolidated Results of Operations
For the third fiscal quarter of 2021, the Company reported GAAP net income and Adjusted Net Income1 of $82.9 million or $0.49 per share. GAAP net investment income was $42.1 million or $0.25 per share and Adjusted Net Investment Income1 was $49.5 million or $0.29 per share.  GAAP net realized and unrealized gain was $40.8 million or $0.24 per share and Adjusted Realized and Unrealized Gain/(Loss)1 was $33.4 million or $0.20 per share.

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation, including as a result of the effects of the COVID-19 pandemic. As a result, quarterly comparisons of net income may not be meaningful.

Liquidity and Capital Resources
The Company’s liquidity and capital resources are derived from the Company’s debt securitizations (also known as collateralized loan obligations, or CLOs), unsecured notes, U.S. Small Business Administration, or SBA, debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investments in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, unsecured notes, SBA debentures, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities and its dividend reinvestment plan to finance its investment objectives.
As of June 30, 2021, we had cash, cash equivalents and foreign currencies of $156.9 million, restricted cash, cash equivalents and foreign currencies of $77.9 million and $2,133.4 million of debt outstanding. As of June 30, 2021, subject to leverage and borrowing base restrictions, we had approximately $453.1 million of remaining commitments and $453.1 million of availability, in the aggregate, on our revolving credit facilities with various banks. In addition, as of June 30, 2021, we had $100.0 million of remaining commitments and availability on our unsecured line of credit with GC Advisors and $65.0 million of unfunded debenture commitments available to be drawn, subject to customary SBA regulatory requirements.

On April 13, 2021, we amended our revolving credit facility with Morgan Stanley to, among other things, extend the reinvestment period to April 12, 2024 from May 3, 2021, extend the maturity date to April 12, 2026 from May 1, 2024, and reduce the interest rate on borrowings to 1-month LIBOR + 2.05% from 1-month LIBOR + 2.45%.

On July 16, 2021, we issued a notice of redemption to redeem all the $189.0 million of notes issued under the $330.4 million term debt securitization that we completed on August 26, 2020 (the “2020 Debt Securitization”). The weighted average interest rate of the notes to be redeemed is 3-month LIBOR + 2.44%. The redemption is expected to occur on August 26, 2021.

On August 3, 2021, we issued $350.0 million of unsecured notes, which bear a fixed interest rate of 2.050% (yield to maturity of 2.274%) and mature on February 15, 2027. We intend to use the net proceeds of this offering to redeem all of the outstanding indebtedness under the 2020 Debt Securitization and repay a portion of amounts outstanding under our revolving credit facilities.

Exhibit 99.1

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance ratings:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower could be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments could be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.
Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments. For additional analysis on the Company's internal performance ratings as of June 30, 2021 and the impact from COVID-19, please refer to the Quarter Ended 06.30.21 Investor Presentation available on Investors Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations.
The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of June 30, 2021 and March 31, 2021:

	June 30, 2021		March 31, 2021
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$467,201	10.5%	$666,953	15.2%
4	3,498,537	78.9	3,151,460	71.7
3	423,972	9.5	528,272	12.0
2	49,163	1.1	47,955	1.1
1	674	0.0 *	621	0.0 *
Total	$4,439,547	100.0%	$4,395,261	100.0%

*	Represents an amount less than 0.1%.

1     See footnote 1 to 'Selected Financial Highlights' above.

Exhibit 99.1

Conference Call
The Company will host an earnings conference call at 1:00 p.m. (Eastern Time) on Tuesday, August 10, 2021 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (833) 900-2240 approximately 10-15 minutes prior to the call; international callers should dial +1 (236) 714-2752. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Resources link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 06.30.21 Investor Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 11:59 p.m. (Eastern Time) on August 17, 2021. To hear the replay, please dial (800) 585-8367. International dialers, please dial +1 (416) 621-4642. For all replays, please reference program ID number 3857814.

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)
	June 30, 2021	March 31, 2021
Assets	(unaudited)	(unaudited)
Investments, at fair value (cost of $4,452,027 and $4,444,401, respectively)	$4,439,547	$4,395,261
Cash and cash equivalents	154,323	75,919
Unrestricted foreign currencies (cost of $2,525 and $1,184, respectively)	2,607	1,185
Restricted cash and cash equivalents	76,141	106,105
Restricted foreign currencies (cost of $1,779 and $789, respectively)	1,774	873
Interest receivable	17,199	18,386
Other assets	7,018	7,559
Total Assets	$4,698,609	$4,605,288

Liabilities
Debt	$2,133,390	$2,086,204
Less unamortized debt issuance costs	18,155	18,437
Debt less unamortized debt issuance costs	2,115,235	2,067,767
Unrealized depreciation on forward currency contracts	4,381	3,835
Interest payable	12,133	13,376
Management and incentive fees payable	15,131	15,998
Accounts payable and accrued expenses	4,818	5,181
Total Liabilities	2,151,698	2,106,157

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2021 and March 31, 2021, respectively.	—	—
Common stock, par value $0.001 per share, 200,000,000 shares authorized, 169,151,857 and 168,231,707 issued and outstanding as of June 30, 2021 and March 31, 2021, respectively.	169	168
Paid in capital in excess of par	2,652,474	2,638,801
Distributable earnings	(105,732)	(139,838)
Total Net Assets	2,546,911	2,499,131
Total Liabilities and Total Net Assets	$4,698,609	$4,605,288

Number of common shares outstanding	169,151,857	168,231,707
Net asset value per common share	$15.06	$14.86

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	June 30, 2021	March 31, 2021
	(unaudited)	(unaudited)
Investment income
Interest income	$81,694	$83,728
GCIC acquisition purchase price premium amortization	(7,436)	(8,722)
Dividend income	78	42
Fee income	1,433	1,153
Total investment income	75,769	76,201

Expenses
Interest and other debt financing expenses	15,125	16,190
Base management fee	15,298	15,082
Incentive fee	—	942
Professional fees	1,034	1,201
Administrative service fee	1,856	2,000
General and administrative expenses	391	478
Total expenses	33,704	35,893
Net investment income	42,065	40,308

Net gain (loss) on investment transactions
Net realized gain (loss) from:
Investments	6,005	1,171
Foreign currency transactions	(398)	(1,117)
Net realized gain (loss) in investment transactions	5,607	54
Net change in unrealized appreciation (depreciation) from:
Investments	36,660	48,460
Translation of assets and liabilities in foreign currencies	(893)	1,372
Forward currency contracts	(546)	1,121
Net change in unrealized appreciation (depreciation) on investment transactions	35,221	50,953
Net gain (loss) on investments	40,828	51,007

Net increase (decrease) in net assets resulting from operations	$82,893	$91,315

Per Common Share Data
Basic and diluted earnings (loss) per common share	$0.49	$0.55
Dividends and distributions declared per common share	$0.29	$0.29
Basic and diluted weighted average common shares outstanding	168,251,930	167,281,115

Exhibit 99.1

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“GBDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GBDC invests primarily in one stop and other senior secured loans to middle market companies that are often sponsored by private equity investors. GBDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital LLC group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital is a market-leading, award-winning direct lender and credit asset manager, with over $40 billion of capital under management. Golub Capital specializes in delivering reliable, creative and compelling financing solutions to companies backed by private equity sponsors. The firm’s sponsor finance expertise also forms the foundation of its Late Stage Lending, Broadly Syndicated Loan and Opportunistic Credit investment programs. Across its activities, Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from private equity sponsors and investors. Founded over 25 years ago, Golub Capital today has over 550 employees and lending offices in Chicago, New York, San Francisco and London. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com

Source: Golub Capital BDC, Inc.